UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Temple-Inland Inc.

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Temple-Inland Inc. issued a press release on April 2, 2007 announcing the future executive leadership for Temple-Inland, Guaranty Financial Services and Forestar Real Estate Group, the three focused, stand-alone public companies resulting from Temple-Inland’s previously announced transformation plan. Below are excerpts from the press release:
“Temple-Inland Inc. announced today the future executive leadership for Temple-Inland, Guaranty Financial Services and Forestar Real Estate Group, the three focused, stand-alone public companies resulting from Temple-Inland’s transformation plan. The leadership appointments will be effective upon completion of the spin-offs of Guaranty Financial Services and Forestar Real Estate Group to Temple-Inland shareholders, which is expected by year-end 2007.
•	Doyle R. Simons will become Chairman of the Board and Chief Executive Officer of Temple-Inland
•	J. Patrick Maley III will become President and Chief Operating Officer and a Director of Temple-Inland
•	Kenneth R. Dubuque will remain President, Chief Executive Officer and a Director of Guaranty Financial Services
•	James M. DeCosmo will remain President, Chief Executive Officer and a Director of Forestar Real Estate Group
Kenneth M. Jastrow, II, will step down as Chairman and Chief Executive Officer of Temple-Inland upon completion of the spin-offs and will become Non-Executive Chairman of the Board of both Guaranty Financial Services and Forestar Real Estate Group.
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Completion of the spin-offs is subject to receipt of favorable rulings from the Internal Revenue Service on the tax-free nature of the spin-offs, regulatory and other governmental approvals, and approval of the final terms by Temple-Inland’s board of directors.
BIOGRAPHICAL OVERVIEW OF EXECUTIVE APPOINTMENTS
Doyle R. Simons, 43, is currently Executive Vice President of Temple-Inland, a position he has held since February 2005. Mr. Simons previously served as Chief Administrative Officer from November 2003 to February 2005, as Vice President, Administration from November 2000 to November 2003 and as Director of Investor Relations from 1994 through 2003. Mr. Simons holds a Bachelor of Business Administration degree from Baylor University and a Juris Doctor from The University of Texas and has completed the Stanford University Executive Program.
J. Patrick Maley III, 45, is currently Executive Vice President — Paper, a position he has held since November 2004 following his appointment as Group Vice President in May 2003. Prior to joining Temple-Inland, Mr. Maley served in various capacities from 1992 to 2003 at International Paper, including director of manufacturing for the containerboard and kraft division. Mr. Maley holds a Bachelor of Science degree in Chemical Engineering from Michigan Technology University and has completed extensive leadership and functional skill training and development.

Kenneth R. Dubuque, 58, is currently Group Vice President of Temple-Inland, a position he has held since February 2000, and President and Chief Executive Officer of Guaranty Bank, a position he has held since October 1998. From 1996 until 1998, Mr. Dubuque served as Executive Vice President and Manager — International Trust and Investment of Mellon Bank Corporation. From 1991 until 1996, he served as Chairman, President and Chief Executive Officer of the Maryland, Virginia, and Washington, D.C., operating subsidiary of Mellon Bank Corporation. Mr. Dubuque holds a Bachelor of Science degree in Industrial Engineering from Columbia University and a Master of Business Administration degree from Fairleigh Dickinson University.
James M. DeCosmo, 48, is currently Group Vice President Real Estate of Temple-Inland, a position he has held since May 2005. Mr. DeCosmo joined Temple-Inland in 1999 as Director of Forest Management for the eastern region forest operations and in November 2000 he was promoted to Vice President — Forest for our forest products segment with responsibility for managing our timberland. Mr. DeCosmo holds a Bachelor of Science degree in Forest Resources and Conservation from the University of Florida at Gainesville and has completed the Stanford University Executive Program.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this press release that are not historical facts, including the expected completion of the spin-offs and the anticipated effectiveness of the executive appointments, are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. Numerous factors and uncertainties could cause the events described in these forward-looking statements to occur to a different extent or at a different time than suggested in the forward-looking statements or not to occur at all. Factors and uncertainties that might cause such differences include, but are not limited to: costs, delays, and other difficulties related to the transformation plan; difficulties in obtaining any necessary regulatory approvals, including IRS rulings with respect to the tax-free nature of the spin-offs; changes in laws or regulations and actions or restrictions of regulatory agencies; and other factors, many of which are beyond our control. Additional factors that could cause actual results to differ materially from our expectations are described in our latest annual or quarterly report, as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the time when made. We undertake no obligation to revise any forward-looking statement included in this press release to reflect any future events or circumstances.”